Exhibit 10.16

EMPLOYMENT AGREEMENT

                                EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 1, 2007 by and between COOPER-STANDARD AUTOMOTIVE INC. (the “Company”) and Larry J. Beard (the “Executive”).

                                WHEREAS, the Company desires to employ Executive on the terms set forth in this Agreement and Executive desires to accept and continue such employment with the Company under the terms of this Agreement.

                                NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                                1.             Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on January 1, 2007 (the “Effective Date”) and ending on December 31, 2009 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with December 31, 2009 and on each December 31 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

                                2.             Position.

                                                a.             During the Employment Term, Executive shall serve as the Company’s President, Global Fluid Division. In such position, Executive shall have such duties and authority as is customarily associated with such position at other privately held companies similar to the Company and shall have such duties, consistent with Executive’s positions, as may be assigned from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”).

                                                b.             During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

                                3.             Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $365,000, payable in regular installments in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the compensation committee of the Board, based upon the recommendation of the CEO.

Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

                                4.             Bonus Incentives. During the Employment Term, Executive shall be entitled to participate in such annual and/or long-term cash incentive plans and programs of the Company as are generally provided to the Company’s other senior executives.

                                5.             Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and long-term incentive programs, which are addressed in Section 4) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company; provided that the Company may reduce such level of benefits to the extent such reduction applies to at least half of the senior executives of the Company.

                                6.             Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

                                7.             Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

                                                a.             By the Company For Cause or By Executive’s Resignation Without Good Reason.

                                (i)            The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined in Section 7(a)(ii) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 7(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

                                (ii)           For purposes of this Agreement, “Cause” shall mean any of: (I) the Executive’s willful failure to perform duties or directives which is not cured following written notice, (II) the Executive’s commission of a (x) felony or (y) crime involving moral turpitude, (III) the Executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its affiliates, or (IV) material breach by the Executive of the restrictive covenants, including, without limitation, Sections 8 and 9 hereof and any non-compete, non-solicitation or confidentiality provisions to which the Executive is bound.

                                (iii)          If, during the Employment Term, Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary accrued but not paid through the date of termination;

(B) any annual and/or long-term bonus earned but unpaid as of the date of termination for any previously completed fiscal year or performance period;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

                                Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                                                b.             Disability or Death.

                                (i)            The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                                (ii)           Upon termination of Executive’s employment hereunder during the Employment Term for either Disability or death, Executive, Executive’s estate or Executive’s beneficiaries under the terms of any benefit plan (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.

                                Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                                                c.             By the Company Without Cause or Resignation by Executive for Good Reason.

                                (i)            The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

                                (ii)           For purposes of this Agreement,

(A) “Good Reason” shall mean any of: (i) a substantial diminution in Executive’s position or duties; adverse change in reporting lines; or assignment of duties materially inconsistent with Executive’s position; (ii) any reduction in Executive’s Base Salary or Annual Bonus opportunity; (iii) any reduction in Executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay Executive any compensation or benefits when due hereunder; (v) relocation of Executive’s principal place of work in excess of fifty (50) miles from Executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; provided that none of the events described in this Section 7(c)(ii)(A) shall constitute Good Reason unless the Company fails to cure such event within 10 calendar days after receipt from Executive of written notice of the event which constitutes Good Reason.

(B) “Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Cooper-Standard Holdings Inc. (“CSA”) to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Permitted Holders or (ii) any person or group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of CSA, including by way of merger, consolidation or otherwise, except where one or more of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (collectively, the “Sponsors”) and/or their respective affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the Board of Directors of CSA (or the board of directors of the resulting entity or its parent company). For purposes of this Agreement, “Permitted Holder” shall mean, as of the date of determination, any and all of (x) an employee benefit plan

(or trust forming a part thereof) maintained by (A) the Company or its affiliate or (B) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company or its affiliate and (y) the Sponsors and any of their respective affiliates. Notwithstanding that a transaction or series of transactions does not constitute a Change of Control, with respect to Executive it shall be deemed to be a Change of Control for purposes of Executive’s entitlement’s hereunder if clause (i), above, is satisfied in respect of the business or division in which Executive is principally engaged. For the avoidance of doubt, a Change of Control pursuant to the immediately preceding sentence shall not apply to Executive if his employment is not primarily with and for the business or division that is sold.

                                (iii)          If during the Employment Term Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns for Good Reason, Executive shall be entitled to receive, subject to Executive’s execution (without subsequent revocation) of a release of claims substantially in the form of Exhibit A (the “Release”):

(A) Termination Prior to a Change of Control. If such termination of employment occurs prior to a Change of Control, then:

(i)	the Accrued Rights;

(ii)	a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in respect of such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated;

(iii)	subject to Section 11.k., a single lump sum cash payment within five (5) days following the expiration of such revocation period provided for in the Release equal to two (2) times the sum of Executive’s (i) Base Salary plus (ii) Target Annual Bonus for the year prior to such termination of employment;

(iv)	subject to Section 11.k., a single lump sum cash payment within five (5) days following the expiration of such revocation period provided for in the Release equal to the actuarial equivalent (determined using all of the same mortality, interest rate and other methods and assumptions as are used from time to time to determine “actuarial equivalence” for lump sum benefits under the applicable Retirement Plan (as defined below)) of the excess of (A) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive would have accrued under the terms of any tax qualified defined benefit plan or scheme and nonqualified supplementary defined benefit plan sponsored by the Company in which Executive participates (the “Retirement Plans”), determined as if the Executive had accumulated (after the date of termination) twenty-four additional months of service credit thereunder and had pensionable compensation equal to the pensionable compensation (as determined pursuant to the terms of the Retirement Plans) paid to the Executive for the calendar year immediately preceding the year in which such termination of employment occurs, over (B) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive had then accrued pursuant to the provisions of such Retirement Plans; and

(v)	for twenty-four (24) months following his date of termination, the Company shall arrange to provide Executive with life (for the Executive only, excluding spouse or dependent life insurance) and health insurance benefits on the same basis applicable to active employees of the Company, provided the Executive remits to the Company on a timely basis the monthly active employee premiums owed for such coverage; and provided that if the Company is unable to continue Executive’s life insurance coverage under the Company’s group policy, the Company shall pay for Executive’s conversion policy for such period. Benefits otherwise receivable by Executive pursuant to this Subsection (v) shall become secondary to comparable benefits that are actually received by Executive during the remainder of such period following his termination, and any such benefits actually received by Executive shall be reported to the Company. The continued health insurance benefits hereunder shall count as COBRA continuation coverage.

(B) Termination Following a Change of Control. If such termination of employment occurs following a Change of Control, the Accrued Rights, but without further payments or benefits hereunder, however, Executive shall be entitled (albeit without duplication of amounts payable in respect of the Accrued Rights) to be covered by the Company’s Change of Control Severance Pay Plan, substantially in the form of Exhibit B (the “Change of Control Severance Plan”).

                                Notwithstanding the foregoing, the aggregate amounts payable to Executive pursuant to this Section 7(c)(iii) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates including, without limitation, under the Change of Control Severance Plan. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                                                d.             Expiration of Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date, and upon such deemed termination of Executive’s employment hereunder:

                                (i)            if Executive has elected not to extend the Employment Term, Executive shall be entitled to receive only the Accrued Rights; or

                                (ii)           if the Company has elected not to extend the Employment Term (for other than Cause), Executive shall be entitled to receive the amounts and considerations provided for in Section 7 c. as if Executive’s employment had been terminated by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason immediately prior to the expiration of the Employment Term; provided that:

(A) the amounts and considerations provided for in Section 7 c. shall not be paid or begin to be paid until the Executive’s actual separation from the Company and its affiliates (within the meaning of Code Section 409A);

(B) if the date of Executive’s actual separation from the Company falls between his 64th and 65th birthdays, the multiple applicable to the lump sum payment under Section 7 c.(iii)(A)(iii) shall be reduced from two (2) to one (1) and

(C) if the date of Executive’s actual separation from the Company is on or after his 65th birthday, Executive shall be entitled to receive only the Accrued Rights.

Following such deemed termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7 d., Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                                                e.             Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                                                f.              Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

                                8.             Non-Competition.

                                                a.             Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                                (i)            During the Executive’s employment with the Company and for a period of two years following the date Executive ceases to be employed by the Company and its affiliates, Executive will not:

(A) engage in any Competitive Activity (as defined in Section 8(b)); or

(B) induce or attempt to induce customers, business relations or accounts of the Company or any of its affiliates to relinquish their contracts or relationships with the Company or any its affiliates; or

(C) solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its affiliates or to terminate their engagements with the Company and/or any of its affiliates or assist any competitors of the Company or any of its affiliates in securing the services of such employees, agents or independent contractors.

                                                b.             Definitions. For purposes of this Agreement, “Competitive Activity” means Executive’s participation, without the written consent of any one of the Chief Executive Officer, or Chief Operating Officer (except where Executive holds any of such positions, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any of its affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or any of its affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

                                9.             Confidentiality; Intellectual Property.

                                                a.             Confidentiality.

                                (i)            Executive acknowledges and agrees that in the performance of his duties as an employee of the Company or an affiliate thereof, he was and will continue to be brought into frequent contact with, had and will continue to have access to, and became and will continue to become informed of confidential and proprietary information of the Company and its affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively,

“Confidential Information”), as more fully described in Subsection (ii) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its affiliates gained by Executive during his association with the Company and its affiliates was, is and will be developed by and/or for the Company and its affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its affiliates.

                                (ii)           The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its affiliates without limitation as to when or how Executive may have acquired such Confidential Information (subject to subsection (iv)). Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Executive and whether compiled or created by the Company or its affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and its affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its affiliates, and that any retention (in tangible form) or use by Executive of Confidential Information not in the good faith performance of his duties in the best interest of the Company or, in any case, after the termination of Executive’s employment with and services for the Company and its affiliates shall constitute a misappropriation of the Company’s Confidential Information.

                                (iii)          The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and its affiliates, in good condition, all property of the Company and its affiliates then in Executive’s possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its affiliates, (ii) keys to property of the Company or its affiliates, (iii) files and (iv) blueprints or other drawings.

                                (iv)          Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its affiliates shall have become, through no fault of Executive, generally known to the industry or Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company and its affiliates under general legal or equitable principles or statutes.

                                                b.             Intellectual Property.

                                (i)            If Executive has created, invented or contributed to any works of authorship, inventions, software, databases, systems or other intellectual property, materials, documents or other work product (“Works”) prior to Executive’s employment, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby agrees not to seek royalties or other compensation from the Company, and not to assert any infringement or similar claim against the Company, for the Company’s use of such Prior Works.

                                (ii)           If Executive creates, invents or contributes to any Works at any time during Executive’s employment and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive hereby assigns and shall assign all rights and intellectual property rights therein to the Company to the extent ownership of any such rights does not vest originally in the Company.

                                10.           Specific Performance/Survival. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event the Company wrongfully ceases making payments and providing benefits in accordance with the prior sentence, Executive shall be entitled to recover reasonable attorney fees, incurred in recovering such payments or benefits. The provisions of Section 8, 9 and 10 shall survive the termination of this Agreement.

                                11.           Miscellaneous.

                                                a.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.

                                                b.             Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                                                c.             No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                                                d.             Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                                                e.             Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                                                f.              Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

                                                g.             Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                                                h.             Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                                If to the Company:

                                Cooper-Standard Automotive Inc.
                                39550 Orchard Hill Place Drive
                                Novi, MI 48375
                                Phone:  248-596-5900
                                Attention:  Chief Executive Officer

                                If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

                                                i.              Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                                                j.              Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates. For the avoidance of doubt, this Agreement shall not supercede the Change of Control Severance Plan and any equity-based awards granted to the Executive pursuant to the 2004 CSA Acquisition Corp. Stock Incentive Plan.

                                                k.             Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company and its affiliates, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such amounts or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Executive will be considered to have terminated employment hereunder for purposes of receiving payments subject to Code Section 409A only if his termination of employment constitutes a “separation from service” within the meaning of Code Section 409A.

                                                l.              Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

                                                m.            Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                                                n.             Survival. The provisions of Sections 7 d., 8, 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder

                                                o.             Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COOPER-STANDARD AUTOMOTIVE INC.	EXECUTIVE

/s/ Edward A. Hasler	/s/ Larry J. Beard

By: Edward A. Hasler	Name: Larry J. Beard
Title: President and Chief Operating Officer

EXHIBIT A

COOPER-STANDARD AUTOMOTIVE INC.

Form of Release

                WHEREAS, ________________ (the “Executive”) employment has been terminated in accordance with Section 7(c) of the Employment Agreement dated as of ________________ between Cooper-Standard Automotive Inc. (“Cooper”) and the Executive (the “Employment Agreement”); and

                WHEREAS, the Executive is required to sign this Release in order to receive the severance and termination benefits described in Section 7(c) of the Employment Agreement.

                NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

                1.             This Release is effective on the date hereof and will continue in effect as provided herein.

                2.             In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Employment Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Employment Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan, and any other applicable state statutes and regulations; and

provided, however that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Employment Agreement or under this Release.

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

                3.             Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Employment Agreement.

                4.             Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

(d) Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make payments or provide benefits to Executive as set forth in the Employment Agreement.

                5.             Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

                6.             Executive waives and releases any claim that he has or may have to reemployment after the date of this Release.

IN WITNESS WHEREOF, the Executive has executed and delivered this release on the date set forth below.

Dated:
[Name]
Executive